UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SECOND SUPPLEMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
OF NATIONAL CINEMEDIA, INC.
TO BE HELD ON AUGUST 2, 2023
The following information supplements and amends the proxy statement (the “Proxy Statement”) of National CineMedia, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 5, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the Special Meeting of Stockholders of the Company to be held on August 2, 2023 and any adjournment or postponement thereof (the “Special Meeting”), as supplemented on July 21, 2023 (the “First Supplement”). Capitalized terms used in this second supplement, dated July 24, 2023, to the Proxy Statement (this “Second Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement, as supplemented by the First Supplement.
As disclosed in the First Supplement, on July 17, 2023, the governor of Delaware signed into law certain amendments to the Delaware General Corporation Law (the “DGCL”), which amendments become effective August 1, 2023. Among the amendments is the addition of §242(d)(2) of the DGCL, which changes the voting standard for reverse stock splits from a majority of the outstanding shares to a majority of the votes cast on the proposal, provided certain other requirements are satisfied (the “Reverse Stock Split Voting Standard Amendment”).
Following the adoption of the amendments to the Delaware General Corporation Law, the Company evaluated whether the Reverse Stock Split Voting Standard Amendment could apply to Proposal 1 at the Special Meeting, which relates to the adoption of a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split. Initially, the Company concluded that the Reverse Stock Split Voting Standard Amendment could not apply to Proposal 1 because Article XII of the Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the Company’s outstanding common stock to amend the Certificate of Incorporation. However, upon further review of the Reverse Stock Split Voting Standard Amendment, including relevant Delaware legislative history, the Company has now determined that the Reverse Stock Split Voting Standard Amendment does apply because any provision in a charter purporting to override the voting standard included in the Reverse Stock Split Voting Standard Amendment must either (a) expressly opt out of new §242(d)(2) of the DGCL or (b) expressly provide for a voting standard applicable to reverse stock splits (and the other matters provided in §242(d)(2) of the DGCL). Since Article XII of the Certificate of Incorporation does not meet those requirements, the Reverse Stock Split Voting Standard Amendment would be applicable to Proposal 1.
Accordingly, the Proxy Statement is hereby supplemented and amended as follows:
•The following text replaces, in its entirety, the text on page 1 of the Proxy Statement appearing below “Required Vote”:
“Both (i) a majority of the votes cast by the holders of shares of our common stock and Series A Preferred stock, voting together as a class, and (ii) a majority of the votes cast by the holders of outstanding shares of our common stock”.
•The following text replaces, in its entirety, the text on page 2 of the Proxy Statement appearing in the first paragraph below “What is the voting requirement to approve the proposal?”:
“For Proposal No. 1, approval of the proposal requires both (i) the affirmative vote of a majority of the votes cast by the holders of shares of our common stock and Series A Preferred stock, voting together as a class, and (ii) the affirmative vote of a majority of the votes cast by the holders of shares of our common stock.”
•The following text replaces, in its entirety, the text on page 2 of the Proxy Statement appearing in the paragraph below “How are abstentions treated?”
“Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Special Meeting, but will not be counted as votes cast for or against Proposal 1 and therefore will have no effect on such proposal.
•The following text replaces, in its entirety, the text on page 5 of the Proxy Statement appearing in the paragraph below “Vote Required”:

“Approval of the Reverse Stock Split by our stockholders requires both (i) the affirmative vote of a majority of the votes cast by the holders of shares of our common stock and Series A Preferred stock, together as a class, voting in favor of this Proposal No. 1, and (ii) the affirmative vote a majority of the votes cast by the holders of shares of our common stock voting in favor of this Proposal No. 1.”
Except as described above, this Second Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the First Supplement. This Second Supplement does not provide all of the information that is important to your voting decisions at the Special Meeting, and the Proxy Statement and the First Supplement each contain other important additional information. This Second Supplement should be read in conjunction with the Proxy Statement and the First Supplement.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote. If you would like to change or revoke your prior vote, please refer to page 2 in the Proxy Statement for instructions on how to do so.